Filed Pursuant to Rule 433

Dated August 8, 2013

Registration Statement No. 333-189709

Supplementing Preliminary Prospectus Supplement Dated August 8, 2013, and

Prospectus dated August 8, 2013

IRON MOUNTAIN INCORPORATED AND IRON MOUNTAIN CANADA OPERATIONS ULC PRICING SUPPLEMENT

IRON MOUNTAIN INCORPORATED $600,000,000 USD SENIOR NOTES DUE 2023

U.S. Issuer:	Iron Mountain Incorporated (the “U.S. Issuer”)
Issue:	Senior Notes due 2023
Distribution:	SEC Registered/Canadian private placement wrap to U.S. Prospectus & Prospectus Supplement
Offering Size:	$600,000,000
Coupon:	6.000% per annum, payable semi-annually, August 15 and February 15, commencing February 15, 2014
Maturity:	August 15, 2023
Price to Public (Issue Price):	100.000%
Gross Proceeds:	$600,000,000 USD
Gross Spread:	1.500%
All-in Price:	98.500%
Net Proceeds to U.S. Issuer:	$591,000,000 USD (before offering expenses)
Optional Redemption:	Make-Whole T + 50 bps until August 15, 2018
Call Prices:	August 15, 2018	103.000%
	August 15, 2019	102.000%
	August 15, 2020	101.000%
	August 15, 2021 and thereafter	100.000%
Equity Clawback:

A portion of the outstanding notes at 106.000% until August 15, 2016, provided at least $390,000,000 USD aggregate principal amount of notes (including any additional notes subsequently issued as part of the same class) remain outstanding immediately thereafter

Change of Control:	101% of principal plus accrued interest
Trade Date:	August 8, 2013
Settlement Date:	August 13, 2013 (T+3)
CUSIP:	46284P AQ7
ISIN:	US46284PAQ72
Denominations:	The U.S. Dollar Notes will be issued in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.
Joint Bookrunners:

Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Credit Agricole Securities (USA) Inc., HSBC Securities (USA) Inc., Morgan Stanley & Co. LLC, RBS Securities Inc.

Co-Managers:	Evercore Group L.L.C., Barclays Capital Inc.,
PNC Capital Markets LLC

IRON MOUNTAIN CANADA OPERATIONS ULC C$200,000,000 CAD SENIOR NOTES DUE 2021

Canadian Issuer:	Iron Mountain Canada Operations ULC (the “Canadian Issuer”)
Issue:	Senior Notes due 2021

Distribution:	SEC Registered/Canadian private placement wrap to U.S. Prospectus & Prospectus Supplement
Offering Size:	C$200,000,000
Coupon:	6.125% per annum, payable semi-annually, August 15 and February 15, commencing February 15, 2014
Maturity:	August 15, 2021
Price to Public (Issue Price):	100.000%
Gross Proceeds:	C$200,000,000
Commission:	1.500%
All-in Price:	98.500%
Net Proceeds to Canadian Issuer:	C$197,000,000 CAD (before offering expenses)
Optional Redemption:	Make-Whole GoC + 50 bps until August 15, 2017
Call Prices:	August 15, 2017	103.063%
	August 15, 2018	101.531%
	August 15, 2019 and thereafter	100.000%
Equity Clawback:

A portion of the outstanding notes at 106.125% until August 15, 2016, provided at least C$130,000,000 CAD aggregate principal amount of notes (including any additional notes subsequently issued as part of the same class) remain outstanding immediately thereafter

Change of Control:	101% of principal plus accrued interest
Trade Date:	August 8, 2013
Settlement Date:	August 13, 2013 (T+3)
CUSIP:	462844 AA9
ISIN:	CA462844AA93
Denominations:	The Canadian Dollar Notes will be issued in denominations of C$2,000 and any integral multiples of C$1,000 in excess thereof.
Joint Bookrunners:	Scotia Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Canada Inc., Barclays Capital Canada Inc., TD Securities Inc.
Co-Managers:	Evercore Group L.L.C., Morgan Stanley Canada Limited,
PNC Capital Markets LLC, RBS Securities Inc., Wells Fargo Securities, LLC

The aggregate principal amount of the 6.000% USD Senior Notes due 2023 offered has been increased from $450,000,000 to $600,000,000. The aggregate principal amount of the 6.125% CAD Senior Notes due 2021 offered has been decreased from C$300,000,000 to C$200,000,000 and the year of maturity has changed from 2023 to 2021. The U.S. Issuer and Canadian Issuer intend to use the additional aggregate net proceeds to repay indebtedness under the U.S. Issuer’s revolving credit facility and for general corporate purposes. All information presented in the Preliminary Offering Memorandum is deemed to have changed to the extent affected by the changes described herein.

The U.S. Issuer and Canadian Issuer have filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the preliminary prospectus supplement and the related prospectus in that registration statement and other documents the U.S. Issuer and Canadian Issuer have filed with the SEC for more complete information about the U.S. Issuer, Canadian Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the U.S. Issuer, Canadian Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the related prospectus if you request it by calling collect at (800) 326-5897.

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